EXHIBIT 10.2
CHANGE-IN-CONTROL AGREEMENT
     This Change-in-Control Agreement, dated November 7, 2006 (“Agreement”), is made by and between Windstream Corporation, a Delaware corporation (as hereinafter defined, the “Corporation”), and                                          (as hereinafter defined, the “Executive”).
     WHEREAS, the Board of Directors of the Corporation (as hereinafter defined, the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of the Corporation exists and that such possibility, and the uncertainty it may cause, may result in the departure or distraction of key management employees of the Corporation or of a Subsidiary to the detriment of the Corporation and its stockholders; and
     WHEREAS, the Executive is a key management employee of the Corporation or of a Subsidiary; and
     WHEREAS, the Board has determined that the Corporation should encourage the continued employment of the Executive by the Corporation or a Subsidiary and the continued dedication of the Executive to his assigned duties without distraction as a result of the circumstances arising from the possibility of a Change in Control;
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Corporation and the Executive hereby agree as follows:
     1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:
          (A) “Annual Incentive Plan” shall mean the Windstream Corporation Performance Incentive Compensation Plan, the Windstream Corporation Executive Incentive Compensation Plan and any one or more other formalized plans, if any, in which the Executive is eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of a measuring period not in excess of 12 calendar months, but shall expressly exclude, without limitation, the Windstream Management Deferred Compensation Plan, the Windstream Executive Deferred Compensation Plan, the Windstream Benefit Restoration Plan, any plan qualified or intended to be qualified under Section 401(a) of the Code and any plan supplementary thereto, the Windstream 2006 Equity Incentive Plan, and any other plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.
          (B) “Annual Incentive Target” shall mean with respect to any measuring period, the amount of cash compensation that would be payable to the Executive under the Annual Incentive Plan for such measuring period, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Annual Incentive Plan as the “target” level of performance has been achieved. Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified, (ii) the higher of two levels if two levels are identified, and (iii) the highest level if three or more levels are identified. Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.
          (C) “Board” shall mean the Board of Directors of the Corporation, as constituted from time to time.
          (D) “Cause” for termination by the Corporation of the Executive’s employment shall mean (i) the willful failure by the Executive substantially to perform the Executive’s duties with the Corporation or a Subsidiary, other than any failure resulting from the Executive’s incapacity due to physical or mental illness or any actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive in accordance with paragraph (A) of Section 8, that continues for at least 30 calendar days after the Board delivers to the Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that the Executive willfully has failed substantially to perform the Executive’s duties, (ii) a conviction, guilty plea or plea of nolo contendere of the Executive for any felony, (iii) the willful engaging by the Executive in misconduct that is demonstrably and materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, (iv) a material violation by the Executive of the corporate governance board guidelines and code of ethics of the Corporation or any Subsidiary; (v) a material violation by the Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation, (vi) the repeated use of alcohol by the Executive that materially interferes with the Executive’s duties, the use of illegal drugs by the Executive, or a violation by the Executive of the drug and/or alcohol policies of a the Corporation or any Subsidiary, or (vii) a material breach by the Executive of any of the protective covenants contained in Section 9. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Corporation and its Subsidiaries.
          (E) A “Change in Control” shall mean, if at any time subsequent to the date of this Agreement any of the following events shall have occurred:
               (i) The acquisition by any individual, entity or “group,’’ within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person’’), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities’’); provided, however, that for purposes of this definition, any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) below shall not be deemed to result in a Change in Control;
               (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board’’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
               (iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Corporation (a “Business Combination’’), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
               (iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.
          (F) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (G) “Corporation” shall mean Windstream Corporation and any successor to its business or assets, by operation of law or otherwise.
          (H) “Date of Termination” shall have the meaning stated in paragraph (B) of Section 8 hereof.
          (I) “Disability” shall be deemed the reason for the termination by the Corporation of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Corporation or a Subsidiary for a period of six consecutive months, the Corporation shall have given the Executive a Notice of Termination for Disability, and, within 20 business days after the Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

          (J) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          (K) “Executive” shall mean the individual named in the first paragraph of this Agreement.
          (L) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence, without the Executive’s express written consent, of any one of the following:
               (i) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Corporation or of a Subsidiary or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;
               (ii) a reduction by the Corporation in the Executive’s annual base salary to any amount less than the Executive’s annual base salary as in effect immediately prior to the Change in Control;
               (iii) the relocation of the principal executive offices of the Corporation to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or the Corporation’s requiring the Executive to be based anywhere other than the principal executive offices of the Corporation, or in the case that the Executive was not based at the principal executive offices of the Corporation immediately prior to the Change of Control, to a location more than 35 miles from the location where the Executive was based immediately prior to the Change of Control, except for required business travel to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control;
               (iv) the failure by the Corporation to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any deferred compensation under any deferred compensation program of the Corporation, within five calendar days after the date the compensation is due (taking into account applicable restrictions under Section 409A) or to pay or reimburse the Executive for any expenses incurred by him for required business travel;
               (v) the failure by the Corporation to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control that is material to the Executive’s total compensation, including but not limited to, stock option, restricted stock, stock appreciation right, incentive compensation, bonus, and other plans, unless an equitable alternative arrangement embodied in an ongoing substitute or alternative plan has been made, or the failure by the Corporation to continue the Executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of the Executive’s participation relative to other participants, than existed immediately prior to the Change in Control;
               (vi) the failure by the Corporation to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Corporation’s pension, profit-sharing, life insurance, medical, health and accident, disability, or other employee benefit plans in which the Executive was participating immediately prior to the

Change in Control; the failure by the Corporation to continue to provide the Executive any material fringe benefit or perquisite enjoyed by the Executive immediately prior to the Change in Control; or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Corporation’s normal vacation policy in effect immediately prior to the Change in Control;
               (vii) any purported termination by the Corporation of the Executive’s employment that is not effected in accordance with a Notice of Termination satisfying the requirements of paragraph (A) of Section 8 hereof; or
               (viii) any failure by the Corporation to comply with and satisfy Section 12(A) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive.
          (M) “Non-Interference/Assistance Period” shall mean the period commencing with the Date of Termination and ending on the first anniversary of the Date of Termination.
          (N) “Notice of Termination” shall have the meaning stated in paragraph (A) of Section 8 hereof.
          (O) “Payment Trigger” shall mean the occurrence of a Change in Control during the term of this Agreement coincident with or followed at any time before the end of the second anniversary of the Change in Control by the termination of the Executive’s employment with the Corporation or a Subsidiary for any reason other than (i) by the Executive without Good Reason, (ii) by the Corporation as a result of the Disability of the Executive or with Cause or, (iii) as a result of the death of the Executive.
          (P) “Section 409A” shall mean Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
          (Q) “Subsidiary” shall mean any corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned by the Corporation or other entity or enterprise of which the Corporation directly or indirectly owns securities or other interests having all the voting power.
     2. Term of Agreement. This Agreement shall become effective on the date hereof and, subject to the second sentence of this Section 2, shall continue in effect until the earliest of (i) a Date of Termination in accordance with Section 8, or the death of the Executive, shall have occurred prior to a Change in Control, (ii) if a Payment Trigger shall have occurred during the term of this Agreement, the performance by the Corporation of all its obligations, and the satisfaction by the Corporation of all its obligations and liabilities, under this Agreement, (iii) the five year anniversary of the date of this Agreement if, as of that five year anniversary, a Change in Control shall not have occurred and be continuing, or (iv) in the event, as of the five year anniversary of the date of this Agreement, a Change in Control shall have occurred and be continuing, either the expiration of such period thereafter within which a Payment Trigger does not or can not occur or the ensuing occurrence of a Payment Trigger and the performance by the Corporation of all of its obligations and liabilities under this Agreement. Any Change in Control during the term of this Agreement that for any reason ceases to constitute a Change in Control or is not followed by a Payment Trigger shall not effect a termination or lapse of this Agreement. Any transfer of the Executive’s employment from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another Subsidiary shall not constitute a termination of the Executive’s employment for purposes of this Agreement.
     3. General Provisions.
          (A) The Corporation hereby represents and warrants to the Executive as follows: The execution and delivery of this Agreement and the performance by the Corporation of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation. This Agreement is a legal, valid and legally binding obligation of the Corporation enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by the Corporation of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of the Corporation, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of the Corporation under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of the Corporation or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Corporation is a party or by which the Corporation or any of its properties or assets may be bound or affected.
          (B) No amount or benefit shall be payable under this Agreement unless there shall have occurred a Payment Trigger during the term of this Agreement. In no event shall payments in accordance with this Agreement be made in respect of more than one Payment Trigger.
          (C) This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation, the Executive shall not have any right to be retained in the employ of the Corporation or of a Subsidiary. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, no purported termination of the Executive’s employment that is not effected in accordance with a Notice of Termination satisfying paragraph (A) of Section 8 shall be effective for purposes of this Agreement. The Executive’s right, following the occurrence of a Change in Control, to terminate his employment under this Agreement for Good Reason shall not be affected by the Executive’s Disability or incapacity. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement.

     4. Payments Due Upon a Payment Trigger. Upon the occurrence of a Payment Trigger during the term of this Agreement:
          (A) The Corporation shall pay to the Executive in a lump sum in cash within 10 calendar days after the Payment Trigger an amount equal to the sum of: (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid, (ii) the amount of any incentive compensation that has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan but has not yet been paid to the Executive, (iii) the product of (x) the Annual Incentive Target in effect immediately prior to the Payment Trigger and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Date of Termination, and the denominator of which is 365, reduced by the amount, if any, paid or payable to the Executive under the Annual Incentive Plan’s terms with respect to the fiscal year during which the Date of Termination occurs, and (iv) any accrued vacation pay to the extent not theretofore paid.
          (B) The Corporation shall pay to the Executive in a lump sum in cash within 10 calendar days after the Payment Trigger an amount equal to the product of: (i) [___] multiplied by, (ii) the sum of: (x) the higher of the Executive’s annual base salary in effect immediately prior to the occurrence of the Change in Control or the Executive’s annual base salary in effect immediately prior to the Payment Trigger, plus (y) the higher of the Executive’s Annual Incentive Target in effect immediately prior to the occurrence of the Change in Control or the Executive’s Annual Incentive Target in effect immediately prior to the Payment Trigger.
          (C) The Corporation shall pay to the Executive in a lump sum in cash within 10 calendar days after the Payment Trigger an amount equal to the product of (i) the Executive’s monthly premium for health and dental insurance continuation coverage for the Executive and the Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on the monthly premium rate for such coverage in effect on the Date of Termination, multiplied by (ii) [___] months.
          (D) The Corporation shall, at its sole expense as incurred, provide the Executive with outplacement services from a recognized outplacement service provider, the scope of which shall be selected by the Executive in his sole discretion, provided that (i) the cost to the Corporation shall not exceed [___], and (ii) to the extent required to comply with Section 409A, in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid, extend beyond the end of the second calendar year that begins after the Executive’s “separation from service” within the meaning of Section 409A (or such other period as permitted under Section 409A).
          (E) To the extent not theretofore paid or provided, the Corporation shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Corporation or any Subsidiary.

The amount determined under paragraphs (A)(iii), (B), (C) and (D) of this Section 4 shall be reduced by any cash severance benefit otherwise paid to the Executive by the Corporation or its Subsidiaries under any applicable severance plan or other severance arrangement.
     5. Gross-Up Payments.
          (A) This Section 5 shall apply if a Payment Trigger shall have occurred during the term of this Agreement.
          (B) In the event it shall be determined that any payment or distribution by the Corporation or other amount with respect to the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (a “Payment”), is (or will be) subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are (or will be) incurred by the Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Corporation (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Corporation in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(B), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The Gross-Up Payments, if any, shall be paid to the Executive at the same time as any Payment subject to the Excise Tax is paid or provided to the Executive, or as soon as administratively practicable thereafter (or as otherwise permitted under Section 409A).
          (C) Subject to the provisions of paragraph (D) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within 30 calendar days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that at any time relevant to this Agreement the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. If the Accounting

Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Corporation should have made will not have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies in accordance with paragraph (D) of this Section 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment that has occurred and the Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.
          (D) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Corporation). The notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of the claim and shall apprise the Corporation of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the 30 calendar day period following the date on which the Executive gives notice to the Corporation or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Corporation notifies the Executive in writing prior to the expiration of the 30 calendar day period that it desires to contest the claim, the Executive shall:
               (i) give the Corporation any information reasonably requested by the Corporation relating to the claim;
               (ii) take any action in connection with contesting the claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Corporation;
               (iii) cooperate with the Corporation in good faith in order effectively to contest the claim; and
               (iv) permit the Corporation to participate in any proceedings relating to the claim.
The Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto), but excluding any income taxes and penalties imposed pursuant to Section 409A, imposed as a result of the representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 5, the Corporation shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine. To the fullest extent permitted by applicable law, if the Corporation directs the Executive to pay the claim and sue for a refund, the Corporation shall advance the amount of the payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due shall be limited solely to the contested amount. The Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (E) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (D) of this Section 5, the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall, subject to the Corporation’s compliance with the requirements of paragraph (D) of this Section 5, promptly pay to the Corporation the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to paragraph (D) of this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Corporation does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 calendar days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     6. Compliance with Section 409A. To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Executive (or subject to additional taxes or interest) under Section 409A shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be made without the consent of the Executive and shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A). In particular, to the extent that the Executive has a right to receive a payment or benefit pursuant to this Agreement that is subject to Section 409A, then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided, to the extent necessary to comply with Section 409A, no earlier than (a) 10 calendar days after the Executive’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if the Executive is a “specified employee” (within the meaning of Section 409A) at such time, then any payment or benefit that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of

Termination) no earlier than the first business day following the six month anniversary of such separation of service; or (b) 10 calendar days after the Executive’s death.
     7. Release. Notwithstanding anything contained herein to the contrary, the Corporation shall not be obligated to make any payment or provide any benefit under Sections 4(A)(iii), 4(B), 4(C), 4(D) or Section 5, (a) unless the Executive first executes and does not revoke a release substantially in the form attached hereto as Exhibit A; and (b) to the extent such payment or benefit is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of the Executive’s employment, such revocation period has expired.
     8. Termination Procedures.
          (A) During the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board that was called and held for the purpose of considering the termination (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the members of the Board) finding that, in the informed, reasonable, good faith judgment of the Board, the Executive was guilty of conduct set forth in the definition of Cause in Section 1(D), and specifying the particulars thereof in detail.
          (B) “Date of Termination” with respect to any purported termination of the Executive’s employment during the term of this Agreement (other than by reason of death) shall mean (i) if the Executive’s employment is terminated for Disability, 20 business days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during that 20 business day period) and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which, in the case of a termination by the Corporation, shall not be less than ten business days except in the case of a termination for Cause, and, in the case of a termination by the Executive, shall not be less than ten business days nor more than 20 business days, respectively, after the date such Notice of Termination is given.
     9. Non-Disclosure; Non-Competition; and Non-Interference
          (A) The Executive acknowledges that in the course of his employment with the Corporation and its Subsidiaries he has had and will have access to confidential information and trade secrets proprietary to the Corporation and its Subsidiaries, including, without limitation, information relating to the Corporation’s and its Subsidiaries’ products, suppliers, and customers, the sources, nature, processes, costs and prices of the Corporation’s and its

Subsidiaries’ products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the Corporation’s and its Subsidiaries’ suppliers and customers, the Corporation’s and its Subsidiaries’ business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the Corporation’s and its Subsidiaries’ employees and agents (hereinafter referred to as the “Confidential Information”). The Executive further acknowledges that the Confidential Information is proprietary to the Corporation and its Subsidiaries, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the Corporation and its Subsidiaries, and that such injury cannot adequately be remedied by an award of monetary damages. Accordingly, the Executive shall not at any time disclose any Confidential Information to any person or entity who is not properly authorized by the Corporation or its Subsidiaries to receive the information without the prior written consent of the Chairman of the Board of the Corporation (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chairman of the Board of the Corporation prompt written notice of such subpoena or other legal process in order to permit the Corporation and its Subsidiaries to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Chairman of the Board of the Corporation (which consent may be withheld for any reason or no reason).
          (B) The Executive shall not during his employment with the Corporation or its Subsidiaries and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, (i) engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by the Corporation or its Subsidiaries, or any business that each of the Corporation or its Subsidiaries has engaged in during the preceding one-year period, within any state in which the Corporation or any of its Subsidiaries is licensed as an incumbent or competitive local exchange carrier, or (ii) solicit, service, or accept the business of any active customer of the Corporation or its Subsidiaries, or any person or entity who is or was at any time during the previous one-year period a customer of the Corporation or its Subsidiaries. Nothing in this Section shall prohibit the Executive from being: (x) a shareholder in a mutual fund or a diversified investment company or (y) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation or other entity.
          (C) The Executive shall not during his employment with the Corporation or its Subsidiaries and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of the Corporation or its Subsidiaries. The Executive shall not during his employment with the Corporation or its Subsidiaries and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of the Corporation or its Subsidiaries to leave the employment of the Corporation or its Subsidiaries or to become employed by any other entity.

          (D) If a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
          (E) The Executive acknowledges that the covenants contained in this Section 9 are a principal inducement for the willingness of the Corporation to enter into this Agreement and make the payments and provide the benefits to the Executive under this Agreement and that the Corporation and the Executive intend the covenants to be binding upon and enforceable against the Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary. The Executive agrees that the obligations of the Corporation under this Agreement (specifically including, but not limited to, the obligation to make any payment or provide any benefit under Sections 4(A)(iii), 4(B), 4(C), 4(D) or Section 5) constitute sufficient consideration for the covenants contained in this Section 9. The Corporation and the Executive further agree that the restrictions contained in this Section 9 are reasonable in period, scope and geographical area and are necessary to protect the legitimate business interests and Confidential Information of the Corporation and its Subsidiaries. The Executive agrees that he will notify the Corporation and its Subsidiaries in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 9. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the parties agree that the Corporation and its Subsidiaries would be damaged irreparably in the event any of the provisions of this Section 9 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. In the event that the Executive breaches or threatens to breach any such provision of this Section 9, the parties agree that the Corporation and its Subsidiaries shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive hereby waives any claim that the Corporation or its Subsidiaries have an adequate remedy at law. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the ability of the Corporation and its Subsidiaries to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.
     10. No Mitigation. The Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation or a Subsidiary, or otherwise.
     11. Disputes.
          (A) Any dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from the Executive to the Corporation either before suit thereupon is filed or within 20 business days thereafter, be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted before a panel of three arbitrators sitting (i) if the Executive is employed by the Corporation or any Subsidiary at the time of the initiation of the arbitration, in the municipality in which the Executive’s principal place of employment is located at the time, and (ii) if the Executive’s employment with the Corporation or any Subsidiary has terminated prior to the time of initiation of the arbitration, at a location which is within 50 miles of the location of the Executive’s principal place of employment at the time of his termination of employment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Executive shall, however, be entitled to seek specific performance of the Corporation’s obligations hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement. Notwithstanding the foregoing, the Corporation shall not be required to seek or participate in arbitration regarding any breach or threatened breach by the Executive of his obligations in Section 9, but may pursue its remedies for such breach in a court of competent jurisdiction in accordance with Section 11(B) below.
          (B) Any legal action concerning this Agreement, other than an arbitration described in paragraph (A) of this Section 11, whether instituted by the Corporation or the Executive, shall be brought and resolved only in a state court of competent jurisdiction located in the territory that encompasses the city, county, or parish in which the Executive’s principal residence is located at the time such action is commenced. The Corporation hereby irrevocably consents and submits to and shall take any action necessary to subject itself to the personal jurisdiction of that court and hereby irrevocably agrees that all claims in respect of the action shall be instituted, heard, and determined in that court. The Corporation agrees that such court is a convenient forum, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (C) To the fullest extent permitted by applicable law, the Corporation shall pay all costs and expenses, including attorneys’ fees and disbursements, of the Corporation and, at least monthly, the Executive in connection with any legal proceeding (including arbitration), whether or not instituted by the Corporation or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, provided that if the Executive instituted the proceeding and the judge, arbitrator, or other individual presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including attorney’s fees and disbursements, of the Executive and the Corporation. The Corporation shall pay prejudgment interest on any money judgment obtained by the Executive as a result of such proceeding, calculated at the rate provided in Section 1274(b)(2)(B) of the Code.
     12. Successors; Binding Agreement.
          (A) In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the

Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer.
          (B) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amount would be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of the Executive’s estate.
     13. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
     To the Corporation:
Windstream Corporation
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: Chairman of the Board
     To the Executive:
     [Insert]
     14. Miscellaneous. Except as otherwise provided in Section 6, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Corporation specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(Signatures are on the following page)

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

WINDSTREAM CORPORATION

By:
Francis X. Frantz
Chairman of the Board

EXECUTIVE

EXHIBIT A
******
WAIVER AND RELEASE AGREEMENT
     THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between                                          (“Executive”) and Windstream Corporation (the “Company”) (collectively, the “Parties”).
     WHEREAS, the Parties have entered into a Change-in-Control Agreement dated November 7, 2006 (the “Agreement”);
     WHEREAS, Executive’s employment has been or will be terminated on                      in accordance with the Agreement;
     WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of certain severance benefits under the Agreement following termination of employment; and
     WHEREAS, the Company has agreed to sign this Waiver and Release.
     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.	Subject to Section 4 of this Waiver and Release, this Waiver and Release is effective on the date hereof and will continue in effect as provided herein.
2.	In consideration of the payments to be made and the benefits to be received by Executive pursuant to Sections 4 and 5 of the Agreement (the “Severance Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled but for the Agreement (except as otherwise provided in the Agreement), Executive, on behalf of himself/herself, his/her heirs, representatives, agents and assigns by dower or otherwise hereby COVENANTS NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASES, INDEMNIFIES, HOLDS HARMLESS and OTHERWISE FOREVER DISCHARGES (i) the Company, (ii) any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (together with the Company, the “Windstream Group”) (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns, from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had whether or not based on or arising out of Executive’s employment relationship with the Windstream Group or the termination of that employment relationship through the date of execution of this Waiver and Release, other than workers’ compensation claims filed prior to the date of execution of this Waiver and Release. Executive acknowledges and understands that in the event Executive files a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission Civil Rights Division (“TWCCRD”), the New Mexico Human Rights Commission (“NMHRC”), or other similar state agency, the Occupational Safety and Health Administration (“OSHA”), or the Secretary of Labor, Executive shall be entitled to no relief, reinstatement, remuneration, damages, back pay, front pay, or compensation whatsoever from the Windstream Group as a result of such charge or complaint. Executive understands and agrees that he is waiving and releasing any and all actions and causes of action, suits, debts, claims, complaints and demands of any kind whatsoever, in law or in equity, including, but not limited to, the following:
a.	Those arising under any federal, state or local statute, ordinance or common law governing or relating to the Parties’ employment relationship including, but not limited to, (i) any claims on account of, arising out of or in any way connected with Executive’s hiring by the Windstream Group, employment with the Windstream Group or the termination of that employment; (ii) any claims alleged or which could have been alleged in any charge or complaint against the Windstream Group, including, but not limited to, those with the EEOC, TWCCRD, NMHRC, or other similar state agency, OSHA and the Secretary of Labor; (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Windstream Group; (iv) any claims of discrimination, harassment or retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief; (vii) any claims for compensation and benefits; (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Windstream Group; (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Windstream Group; (x) any claim on account of, arising out of or in any way connected with any employment agreement between Executive and the Windstream Group; (xi) any claim on account of, arising out of or in any way connected with the alleged termination of Executive’s employment without “cause” or for “good reason”; (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage; and (xiii) all other causes of action sounding in contract, tort or other common law basis, including, but not limited to: (a) the breach of any alleged oral or written contract;

(b) negligent or intentional misrepresentations; (c) wrongful discharge; (d) just cause dismissal; (e) defamation; (f) interference with contract or business relationship; (g) negligent or intentional infliction of emotional distress; (h) promissory estoppel; (i) claims in equity or public policy; (j) assault; (k) battery; (l) breach of employee handbooks, manuals or other policies; (m) breach of fiduciary duty; (n) false imprisonment; (o) fraud; (p) invasion of privacy; (q) whistleblower claims; (r) negligence, negligent hiring, retention or supervision and (s) constructive discharge; and

b.	Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination including, without limitation, any rights or claims arising under Title VII of the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Texas Commission on Human Rights Act, Tex. Lab. Code. Ann. §§21.001 et seq.; Tex. Lab. Code. Ann. §§21.051; Tex. Lab. Code. Ann. §§21.055, Texas Workers’ Compensation Act; Texas Whistleblower Act, Arkansas Civil Rights Act, §16-123 et seq., the Arkansas Equal Pay Law §11-4 et seq.; the New Mexico Human Rights Act, N.M. Stat. Ann. §281-1-1 et seq., as such statutes may be amended from time to time; and

c.	Those arising out of Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.	Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.	Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs including expert fees; and

g.	Any other federal, state or local law that affords employees or individuals protection of any kind whatsoever.
3.	The Parties acknowledge that it is their mutual and specific intent that this Waiver and Release fully complies with the requirements of the Older Workers Benefit Protection

Act (29 U.S.C. § 626) and any similar law governing the release of claims. Accordingly, Executive hereby acknowledges that:
a.	Executive has consulted with an attorney prior to executing this Waiver and Release and acknowledges being given the advice to do so. Executive represents that Executive has read and fully understands all of the provisions of this Waiver and Release. Executive represents that Executive is voluntarily signing this Waiver and Release.

b.	Executive has been offered at least forty-five (45) days in which to review and consider this Waiver and Release.

c.	Executive waives any right to assert any claim or demand for reemployment with the Windstream Group.

d.	Executive acknowledges receipt of the attached OWBPA Notice containing the titles and ages of employees who are eligible and ineligible for this program in Executive’s decisional unit.
4.	The Parties agree that this Waiver and Release shall not become effective and enforceable until the date this Waiver and Release is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Waiver and Release for any reason by providing written notice of such intent to the following individual within seven (7) days after he has signed this Waiver and Release, thereby forfeiting Executive’s right to receive any Severance Benefits and rendering this Waiver and Release null and void in its entirety:
Mr. Tommy Keet
Windstream Corporation
4001 Rodney Parham Drive
Little Rock, Arkansas 72212
5.	Notwithstanding anything herein to the contrary, the sole matters to which the Waiver and Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to with regard to his service as an officer or director of any member of the Windstream Group; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group or under the Consolidated Omnibus Budget Reconciliation Act of 1985; or (iii) Executive’s rights under Sections 4 and 5 of the Agreement which are intended to survive termination of employment.
6.	Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that he shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than his spouse, attorney or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding his employment with the Company by stating that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits him from further discussing the specifics of his separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Windstream Group’s ability to disclose the terms and conditions of this Waiver and Release as may be required by law or business necessity.
7.	In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, he agrees that the Windstream Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Windstream Group has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Windstream Group shall be entitled to an award of all costs and attorneys’ fees incurred by the Windstream Group in any successful effort to enforce the terms of this Waiver and Release. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all Severance Benefits received to the fullest extent permitted by law.
8.	The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either Party and that both the Windstream Group and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he/she is eligible for re-employment by Windstream Group only by mutual agreement and consent of the Parties.
9.	Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.
10.	The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that, if any portion of this Waiver and Release should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

11.	This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Delaware, without regard to any applicable state’s choice of law provisions.
12.	Executive represents and acknowledges that in signing this Waiver and Release he does not rely, and has not relied, upon any representation or statement made by the Windstream Group or by any of the Windstream Group’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.
13.	This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.
PLEASE READ CAREFULLY. WITH RESPECT TO EXECUTIVE,
THIS WAIVER AND RELEASE INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE	WINDSTREAM CORPORATION

Signed:	By:

Printed:	Title:

Dated:	Dated:

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